Exhibit 5.2

October 30, 2023

The GEO Group, Inc.

4955 Technology Way

Boca Raton, Florida 33431

Re:	Form S-3 Shelf Registration Statement of The GEO Group, Inc.

Ladies and Gentlemen:

We have acted as special Alaska counsel to GEO Reentry of Alaska, Inc. (formerly Cornell Corrections of Alaska, Inc.), an Alaska corporation (“GEO Reentry Alaska”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by The GEO Group, Inc., a Florida corporation (the “Company”) and certain subsidiaries of the Company including GEO Reentry Alaska (collectively the “Subsidiaries” and together with the Company the “Registrants”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of an indeterminate number or amount of securities, including (a) the debt securities of the Company that may be offered and sold pursuant to the Registration Statement (the “Debt Securities”), and (b) guarantees of Debt Securities that may be issued by the Subsidiaries (the “Guarantees”), (collectively, the Debt Securities and Guarantees are referred to as the “Securities”). The Securities will be issued pursuant to the form of Indenture for senior Debt Securities or the form of Indenture for subordinate Debt Securities and any applicable supplemental indenture (each an “Indenture” and collectively, the “Indentures”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than GEO Reentry Alaska that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company, GEO Reentry Alaska, and of public officials.

Based on the foregoing, and assuming that (i) the Registration Statement and all amendments thereto (including post-effective amendments) will have become effective under the Securities Act and will continue to be so effective, (ii) a prospectus supplement to the prospectus contained in the Registration Statement, describing the Securities offered thereby, will have been prepared and filed with the Commission under the Securities Act (the “Prospectus Supplement”), (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iv) the organizational documents of GEO Reentry Alaska, as amended as of the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of our opinions set forth below, (v) all actions (“GEO Reentry Alaska Actions”) with respect to Offered Guarantees (as defined below) and their issuance and sale in conformity with the applicable Indenture by the board of directors of GEO Reentry Alaska, a duly constituted and acting committee thereof or any officers of GEO Reentry Alaska delegated such authority (such board of directors, committee or officers being referred to herein as the “GEO Reentry Alaska Board”) will remain in effect and will not have been amended in a manner that would affect the validity of our opinions set forth below, and any Offered Guarantees will have been executed and delivered in accordance with the terms of such GEO Reentry Alaska Actions, (vi) none of the terms of any Security to be established subsequent to the date hereof, nor the issuance, sale or delivery of such Security, nor the compliance by the Guarantor with the terms of such Security, (a) will violate (1) any applicable law or (2) the organizational documents of GEO Reentry Alaska or (b) will result in a violation or breach of (1) any provision of any instrument or agreement then binding upon GEO Reentry Alaska or any of its assets or (2) any restriction imposed by any court or governmental body having jurisdiction over GEO Reentry Alaska or any of its assets and (vii) any applicable purchase, underwriting or similar agreement, and any other applicable agreement with respect to any Securities offered or sold, will have been duly authorized and validly executed and delivered by GEO Reentry Alaska, we are of the opinion that:

1.

GEO Reentry Alaska is a corporation validly existing and in good standing under the laws of the State of Alaska, with corporate power to execute and deliver a Guarantee under the Indentures, and to perform its obligations under such Guarantee.

2.

With respect to any Guarantees to be offered by GEO Reentry Alaska pursuant to the Registration Statement (the “Offered Guarantees”), when (a) the Debt Securities have been duly authorized, issued, executed and delivered by the Company and authenticated by the trustee in accordance with the terms of the applicable Indenture and delivered against payment therefore in the manner described in the Registration Statement and the Prospectus Supplement, (b) the Offered Guarantees have been executed and delivered by a representative of GEO Reentry Alaska as authorized in a GEO Reentry Alaska Action and, (c) the Offered Guarantees have been issued in accordance with the terms of the applicable Indenture and delivered in accordance with the applicable purchase, underwriting or similar agreement approved by the GEO Reentry Board, then the Offered Guarantees will have been duly authorized, executed and delivered by all necessary actions on the part of GEO Reentry Alaska.

Our opinions set forth in paragraph 2 above are subject to the defenses available to a guarantor under applicable law.

Our opinions expressed above are limited to the laws of the State of Alaska.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Akerman LLP may rely on this opinion as to matters of Alaska law in connection with any legal opinion by the same being rendered to the Commission as an exhibit to the Registration Statement on the date hereof.

Very truly yours,

/s/ Dorsey & Whitney LLP

MRM/CLD